SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-A/A

AMENDMENT NO. 9 TO REGISTRATION STATEMENT ON FORM 8-A (FILE No. 0-25566)

ASML Holding N.V. (Exact name of Registrant as specified in its Charter)

The Netherlands (State of Incorporation or Organization)	None (I.R.S. Employer Identification No.)

De Run 6501, 5504 DR Veldhoven, The Netherlands
(Address of principal executive office)

If this form relates to the registration of a class of securities pursuant to Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ☒

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Ordinary Shares, nominal value Euro 0.02 per share
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the ordinary shares, nominal value Euro 0.02 per share (the “Ordinary Shares”), of ASML Holding N.V. (the “Company”). On March 23, 2006, the Supervisory Board, the Priority Shareholders and the General Meeting of Shareholders of the Company approved amendments to the Company’s articles of association, primarily to give effect to cancellation of the Company's priority shares, nominal value Euro 0.02 per share (the “Priority Shares”). The amendments to the articles of association are summarized below.

In order to cancel the Priority Shares, the Company converted the Priority Shares into Ordinary Shares which reduced the Company's authorized share capital to EUR 36,000,000 from EUR 36,000,462. All references to Priority Shares and all provisions requiring the approval of Priority Shareholders were removed from the Company's articles of association.

The articles of association were also amended to take into account a possible change in Netherlands law regarding the deadline by which a shareholder must give notice of his or her intention to attend the Company's general meeting.

In addition, the articles of association were amended in accordance with the introduction of Rule Book II of Euronext Amsterdam N.V. to reflect the requirement that the Company consult with Euronext Amsterdam N.V. before proposing to its shareholders an amendment to its Articles of Association.

These amendments to the Company's articles of association became effective on April 13, 2006. An unofficial English translation of the Amended and Restated Articles of Association, dated April 13, 2006, is set forth in Exhibit 1.1 hereto.

Item 2. Exhibits

1.1	Unofficial English Translation of the Amended and Restated Articles of Association, dated April 13, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

ASML Holding N.V. (Registrant)
Date:	June 28, 2006	By:	/s/ Peter T.F.M. Wennink
Peter T.F.M. Wennink Executive Vice President Chief Financial Officer

Exhibit Index

Exhibit	Description
1.1	Unofficial English Translation of the Amended Articles of Association and Restated Articles of Association, dated April 13, 2006

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